Plexus Announces Fiscal Fourth Quarter and Fiscal Year 2019 Financial Results

•	Record fiscal fourth quarter revenue of $810 million and record fiscal 2019 revenue of $3.2 billion

•	Fiscal fourth quarter GAAP diluted EPS of $1.23, including $0.19 of stock-based compensation expense

•	Non-GAAP adjusted diluted EPS of $0.93, excluding a non-cash benefit of $0.35 per share related to special tax items and a charge of $0.05 per share related to restructuring activities

•	Initiates fiscal first quarter 2020 revenue guidance of $780 to $820 million with GAAP diluted EPS of $0.87 to $0.97

NEENAH, WI – October 23, 2019 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal fourth quarter ended September 28, 2019, and guidance for its fiscal first quarter ending January 4, 2020.

	Three Months Ended
	Sept 28, 2019	Sept 28, 2019	Jan 4, 2020
	Q4F19 Results	Q4F19 Guidance (3)	Q1F20 Guidance
Summary GAAP Items
Revenue (in millions)	$810	$760 to $800	$780 to $820
Operating margin	4.6%	See note (3)	4.5% to 4.9%
Diluted EPS (1)	$1.23	See note (3)	$0.87 to $0.97

Summary Non-GAAP Items (2)
Adjusted operating margin	4.8%	See note (3)
Adjusted diluted EPS (1)	$0.93	See note (3)
Return on invested capital (ROIC)	13.1%
Economic Return	4.1%

(1)	Includes stock-based compensation expense of $0.19 for Q4F19 results and $0.18 for Q4F19 and Q1F20 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
(3)
Q4F19 guidance, issued on July 17, 2019, for operating margin of 4.5% to 4.9% and diluted EPS of $0.81 to $0.91 did not include the impact of $10.5 million in special tax benefits, or $0.35 per share, and $1.7 million ($1.5 million after tax), or $0.05 per share, of restructuring charges.

Fiscal Fourth Quarter 2019 Information

•	Won 35 manufacturing programs during the quarter representing $202 million in annualized revenue when fully ramped into production

•	Trailing four quarter wins total $907 million in annualized revenue when fully ramped into production

•	Purchased $31.4 million of our shares at an average price of $58.38 per share under our existing share repurchase programs
Fiscal Year 2019 Information

•	Revenue of $3.2 billion, up 10% from fiscal 2018

•	GAAP diluted EPS of $3.50

•	Non-GAAP adjusted diluted EPS of $3.43, excluding a net benefit of $0.12 per share related to special tax items and a charge of $0.05 per share related to restructuring activities

•	ROIC of 13.1%, delivering an economic return of 410 basis points above our weighted average cost of capital

•	Purchased $182 million of our shares at an average price of $57.19 per share under our existing share repurchase programs

Todd Kelsey, President and CEO, commented, “I am pleased with our strong performance in the fiscal fourth quarter. We delivered record revenue of $810 million, which exceeded the top end of our guidance range. Our Aerospace/Defense and Industrial/Commercial sectors were exceptionally strong in the quarter, delivering 15% and 6% quarter-over-quarter revenue growth, respectively. In addition, we achieved fiscal 2019 revenue of $3.2 billion, representing a 10% increase over fiscal 2018 and marking the second consecutive year of double-digit growth. This growth was led by our Aerospace/Defense and Healthcare/Life Sciences sectors whose revenue increased 32% and 17%, respectively, from the previous fiscal year. The combination of these two sectors now represents approximately 60% of our overall revenue."

Patrick Jermain, Executive Vice President and CFO, commented, “Fiscal fourth quarter GAAP diluted EPS of $1.23 included $0.35 per share related to special tax benefits. Our fiscal fourth quarter GAAP results also included after-tax restructuring charges of $1.5 million, or $0.05 per share, primarily related to actions taken to address revenue declines within our Communications sector. These actions were completed in the fiscal fourth quarter.”

Mr. Kelsey continued, “Through our continued focus on productivity and exceptional execution, our teams achieved fiscal fourth quarter adjusted operating margin of 4.8%, comfortably within our target range of 4.7% to 5.0% and at the higher end of our guidance range. Our robust growth and operating performance led to non-GAAP diluted EPS of $0.93, a result that was above our guidance range.”

Mr. Jermain continued, “During the fiscal fourth quarter, we generated $92 million in free cash flow, a result above our projections. Fiscal fourth quarter cash cycle of 80 days was favorable to our expectations and sequentially lower by 9 days, as we benefited from continued progress on our working capital initiatives. Over the past two quarters, we have reduced our inventory balance by over $100 million, largely due to our success with these initiatives."

Mr. Kelsey concluded, “As we look to the fiscal first quarter of 2020, we expect continued sound operating performance and are guiding revenue of $780 to $820 million with operating margin in the range of 4.5% to 4.9%. At this revenue level, we anticipate GAAP diluted EPS in the range of $0.87 to $0.97, including $0.18 of stock-based compensation expense. Further, we are focused on delivering fiscal 2020 operating margin performance within our target range of 4.7% to 5.0%, which would enable solid EPS growth in the fiscal year.”

Quarterly & Annual Comparison	Three Months Ended			Twelve Months Ended
	Sept 28, 2019	Jun 29, 2019	Sept 29, 2018	Sept 28, 2019	Sept 29, 2018
(in thousands, except EPS)	Q4F19	Q3F19	Q4F18	F19	F18
Revenue	$810,195	$799,644	$771,178	$3,164,434	$2,873,508
Gross profit	77,789	71,030	73,304	291,838	257,600
Operating income	37,527	34,403	36,965	142,055	118,283
Net income	36,831	24,801	72,742	108,616	13,040
Diluted EPS	$1.23	$0.81	$2.20	$3.50	$0.38
Adjusted net income (1)	27,788	24,801	31,615	106,608	109,600
Adjusted diluted EPS (1)	$0.93	$0.81	$0.96	$3.43	$3.23

Gross margin	9.6%	8.9%	9.5%	9.2%	9.0%
Operating margin	4.6%	4.3%	4.8%	4.5%	4.1%
Adjusted operating margin (1)	4.8%	4.3%	4.8%	4.5%	4.6%

ROIC (1)	13.1%	12.9%	16.1%	13.1%	16.1%
Economic Return (1)	4.1%	3.9%	6.6%	4.1%	6.6%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and Economic Return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
The Company measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s market sector focused strategy. Top 10 customers comprised 51% of revenue during the fiscal fourth quarter, down three percentage points from the fiscal third quarter of 2019, and 55% of revenue during fiscal year 2019, down two percentage points from the prior fiscal year.

Business Segments ($ in millions)	Three Months Ended		Twelve Months Ended
	Sept 28, 2019	Sept 29, 2018	Sept 28, 2019	Sept 29, 2018
Americas	$344	$320	$1,429	$1,219
Asia-Pacific	416	418	1,557	1,498
Europe, Middle East, and Africa	81	69	310	281
Elimination of inter-segment sales	(31)	(36)	(132)	(124)
Total Revenue	$810	$771	$3,164	$2,874

Market Sectors ($ in millions)	Three Months Ended						Twelve Months Ended
	Sept 28, 2019 Q4F19		Jun 29, 2019 Q3F19		Sept 29, 2018 Q4F18		Sept 28, 2019 F19		Sept 29, 2018 F18
Healthcare/Life Sciences	$311	38%	$309	39%	$289	37%	$1,220	38%	$1,040	36%
Industrial/Commercial	264	33%	248	31%	244	32%	981	31%	918	32%
Aerospace/Defense	174	21%	151	19%	120	16%	588	19%	445	16%
Communications	61	8%	92	11%	118	15%	375	12%	471	16%
Total Revenue	$810		$800		$771		$3,164		$2,874

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, Economic Return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of items such as restructuring costs, the one-time non-executive employee bonus paid in the second quarter of fiscal 2018, special tax items and the transitional effects of the U.S. Tax Cuts & Jobs Act (“U.S. Tax Reform”) that are not reflective of continuing operations.  For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for both fiscal 2019 and the fiscal fourth quarter was 13.1%. The Company defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a five-quarter period for the fiscal year and fiscal fourth quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company’s weighted average cost of capital for fiscal 2019 was 9%. ROIC for both fiscal 2019 and the fiscal fourth quarter less the Company’s weighted average cost of capital resulted in an economic return of 4.1%.

Free Cash Flow
The Company defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended September 28, 2019, cash flows provided by operations was $108.3 million, less capital expenditures of $16.0 million, resulting in free cash flow of $92.3 million. For the fiscal year ended September 28, 2019, cash flows provided by operations was $115.3 million, less capital expenditures of $90.6 million, resulting in free cash flow of $24.7 million.

Cash Cycle Days	Three Months Ended
	Sept 28, 2019 Q4F19	Jun 29, 2019 Q3F19	Sept 29, 2018 Q4F18
Days in Accounts Receivable	55	52	47
Days in Contract Assets (1)	10	12	-
Days in Inventory (1)	87	95	104
Days in Accounts Payable	(55)	(54)	(66)
Days in Cash Deposits	(17)	(16)	(12)
Annualized Cash Cycle (1)	80	89	73
(1) The Company calculates cash cycle as the sum of days in accounts receivable, contract assets and days in inventory, less days in accounts payable and days in cash deposits. On September 30, 2018, the Company adopted Accounting Standards Update No. 2014-09 ("ASU 2014-09"), Revenue Recognition (Topic 606). For the three months ended September 28, 2019 and June 29, 2019, cash cycle days include contract assets and associated reduction in inventory. As the guidance was adopted using a modified retrospective approach, no impact to prior periods was required to be recognized.

Conference Call and Webcast Information

What:	Plexus Fiscal 2019 Q4 Earnings Conference Call and Webcast
When:	Thursday, October 24, 2019 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal fourth quarter 2019 results will also be made available ahead of the conference call.

Conference call at +1.800.708.4540 with passcode: 49048870

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.888.843.7419 or +1.630.652.3042 with passcode: 49048870

Investor and Media Contact
Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of over 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments.  Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle.  For more information about Plexus, visit our website at www.plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s pending exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors in our fiscal 2018 Form 10-K.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2019	2018	2019	2018
Net sales	$810,195	$771,178	$3,164,434	$2,873,508
Cost of sales	732,406	697,874	2,872,596	2,615,908
Gross profit	77,789	73,304	291,838	257,600
Operating expenses:
Selling and administrative expenses	38,584	36,339	148,105	139,317
Restructuring and impairment charges	1,678	—	1,678	—
Operating income	37,527	36,965	142,055	118,283
Other income (expense):
Interest expense	(3,748)	(2,044)	(12,853)	(12,226)
Interest income	539	647	1,949	4,696
Miscellaneous	(892)	(1,268)	(5,196)	(3,143)
Income before income taxes	33,426	34,300	125,955	107,610
Income tax (benefit) expense	(3,405)	(38,442)	17,339	94,570
Net income	$36,831	$72,742	$108,616	$13,040
Earnings per share:
Basic	$1.26	$2.27	$3.59	$0.40
Diluted	$1.23	$2.20	$3.50	$0.38
Weighted average shares outstanding:
Basic	29,181	32,113	30,271	33,003
Diluted	30,001	33,020	31,074	33,919

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Sept 28,	Sept 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$223,761	$297,269
Restricted cash	2,493	417
Accounts receivable	488,284	394,827
Contract assets	90,841	—
Inventories	700,938	794,346
Prepaid expenses and other	31,974	30,302
Total current assets	1,538,291	1,517,161
Property, plant and equipment, net	384,224	341,306
Deferred income taxes	13,654	10,825
Other	64,714	63,350
Total non-current assets	462,592	415,481
Total assets	$2,000,883	$1,932,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$100,702	$5,532
Accounts payable	444,944	506,322
Customer deposits	139,841	90,782
Accrued salaries and wages	73,555	66,874
Other accrued liabilities	106,461	68,163
Total current liabilities	865,503	737,673
Long-term debt and capital lease obligations, net of current portion	187,278	183,085
Accrued income taxes payable	59,572	56,130
Deferred income taxes	5,305	14,376
Other liabilities	17,649	20,235
Total non-current liabilities	269,804	273,826
Total liabilities	1,135,307	1,011,499
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
52,917 and 52,567 shares issued, respectively,
and 29,004 and 31,838 shares outstanding, respectively	529	526
Additional paid-in-capital	597,401	581,488
Common stock held in treasury, at cost, 23,913 and 20,729, respectively	(893,247)	(711,138)
Retained earnings	1,178,677	1,062,246
Accumulated other comprehensive loss	(17,784)	(11,979)
Total shareholders’ equity	865,576	921,143
Total liabilities and shareholders’ equity	$2,000,883	$1,932,642

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Sept 28,	Jun 29,	Sept 29	Sept 28,	Sept 29
	2019	2019	2018	2019	2018
Operating income, as reported	$37,527	$34,403	$36,965	$142,055	$118,283
Operating margin, as reported	4.6%	4.3%	4.8%	4.5%	4.1%

Non-GAAP adjustments:
Restructuring costs (1)	1,678	—	—	1,678	—
One-time employee bonus (2)	—	—	—	—	13,512
Adjusted operating income	$39,205	$34,403	$36,965	$143,733	$131,795
Adjusted operating margin	4.8%	4.3%	4.8%	4.5%	4.6%

Net income, as reported	$36,831	$24,801	$72,742	$108,616	$13,040

Non-GAAP adjustments:
Restructuring costs, net of tax (1)	1,502	—	—	1,502	—
One-time employee bonus, net of tax (2)	—	—	—	—	13,176
U.S. Tax Reform (3)	—	—	(41,127)	7,035	83,384
Accumulated foreign earnings assertion (4)	(10,545)	—	—	(10,545)	—
Adjusted net income	$27,788	$24,801	$31,615	$106,608	$109,600

Diluted earnings per share, as reported	$1.23	$0.81	$2.20	$3.50	$0.38

Non-GAAP per share adjustments:
Restructuring costs, net of tax (1)	0.05	—	—	0.05	—
One-time employee bonus, net of tax (2)	—	—	—	—	0.39
U.S. Tax Reform (3)	—	—	(1.24)	0.23	2.46
Accumulated foreign earnings assertion (4)	(0.35)	—	—	(0.35)	—
Adjusted diluted earnings per share	$0.93	$0.81	$0.96	$3.43	$3.23

(1)	During the three months ended September 28, 2019, restructuring costs of $1.7 million, $1.5 million net of taxes, were incurred.
(2)
During the twelve months ended September 29, 2018, a $13.5 million one-time employee bonus was paid; of this amount, $12.6 million was recorded in cost of sales and $0.9 million was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

(3)
During the twelve months ended September 28, 2019, special tax expense of $7.0 million was recorded in accordance with new regulations issued in November 2018 under U.S. Tax Reform. These regulations impacted the treatment of foreign taxes paid.

During the three months ended September 29, 2018, special tax benefits of $38.6 million resulted primarily from the use of then-current year tax losses and net operating loss carryforwards against the deemed repatriation tax as well as a $3.6 million benefit due to the reversal of a valuation allowance on U.S. deferred tax assets. These benefits were partially offset by a $1.1 million tax expense for other special tax items.

During the twelve months ended September 29, 2018, special tax expenses of $85.9 million and $1.1 million were recorded as a result of U.S. Tax Reform and other special tax items, respectively, which were partially offset by a $3.6 million tax benefit from the reversal of a valuation allowance on U.S. deferred tax assets.

(4)
During the three and twelve months ended September 28, 2019, the Company reasserted that certain historical undistributed earnings of two foreign subsidiaries will be permanently reinvested, which resulted in a $10.5 million benefit.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	Sept 28,		Jun 29,		Sept 29,
	2019		2019		2018
Operating income, as reported		$142,055		$104,528		$118,283
Restructuring costs	+	1,678	+	—	+
One-time employee bonus	+	—	+	—	+	13,512
Adjusted operating income		$143,733		$104,528		$131,795
			÷	3
				$34,843
			x	4
Adjusted annualized operating income		$143,733		$139,372		$131,795
Adjusted effective tax rate	x	16%	x	15%	x	10%
Tax impact		22,997		20,906		13,180
Adjusted operating income (tax effected)		$120,736		$118,466		$118,615

Average invested capital	÷	$923,107	÷	$921,435	÷	$735,598

ROIC		13.1%		12.9%		16.1%
Weighted average cost of capital	-	9.0%	-	9.0%	-	9.5%
Economic return		4.1%		3.9%		6.6%

	Three Months Ended
Average Invested Capital	Sept 28,	Jun 29,	Mar 30,	Dec 29,	Sept 29,
Calculations	2019	2019	2019	2018	2018
Equity	$865,576	$860,791	$875,444	$905,163	$921,143
Plus:
Debt - current	100,702	138,976	93,197	8,633	5,532
Debt - long-term	187,278	187,581	187,120	187,567	183,085
Less:
Cash and cash equivalents	(223,761)	(198,395)	(184,028)	(188,799)	(297,269)
	$929,795	$988,953	$971,733	$912,564	$812,491

	Three Months Ended
Average Invested Capital	Jun 30,	Mar 31,	Dec 30,	Sept 30,
Calculations	2018	2018	2017	2017
Equity	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	6,365	180,772	179,881	286,934
Debt - long-term	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(332,723)	(402,470)	(506,694)	(568,860)
	$736,206	$726,022	$633,083	$770,186